Och-Ziff Reaches Settlements with U.S. Department of Justice and U.S. Securities and Exchange Commission to Resolve FCPA Investigation

NEW YORK, September 29, 2016 – Och-Ziff Capital Management Group LLC (NYSE: OZM) today announced that it has reached settlements with the Department of Justice (DOJ) and the Securities and Exchange Commission (SEC), resolving their investigations into the Firm’s former private investment business in Africa and a 2007 investment by the Libyan Investment Authority in certain of the Firm’s funds.
As part of the settlements, the Firm’s parent company, Och-Ziff Capital Management Group LLC, has entered into a Deferred Prosecution Agreement with the DOJ. A subsidiary, OZ Africa Management GP, LLC, has agreed to plead guilty to one count of conspiracy to violate the Foreign Corrupt Practices Act (FCPA). The Firm has also agreed to settle an administrative proceeding with the SEC involving violations of the FCPA and the Investment Advisers Act. The Firm will pay a penalty of $213 million to the DOJ and disgorgement of $199 million to the SEC, totaling $412 million. The Firm has previously reserved for these amounts. This amount will be paid using cash on hand and an investment of up to $400 million made by certain of the Firm’s partners through a perpetual preferred stock offering (for more information on this offering, see Exhibit A). The settlement clears the way for Och-Ziff to continue investing on behalf of its clients.
As described in the settlements, two former employees knowingly participated in a bribery scheme and other violations of the law. These two former employees deliberately concealed their misconduct from other employees at the Firm. Also as described in the settlement documents, Och-Ziff’s internal controls were insufficient to detect and prevent this misconduct. Chief Executive Officer Daniel Och and Chief Financial Officer Joel Frank have agreed to SEC orders finding they contributed to Och-Ziff’s violation of the books and records provisions of the FCPA, and, in Mr. Frank’s case, the internal controls provision of the FCPA. Both individuals settled these matters without admitting or denying wrongdoing, and the settlements carry no restrictions or limitations on them.
Och-Ziff has significantly strengthened its anti-corruption program and controls. The Firm has made a substantial investment to enhance its compliance personnel and infrastructure. The Firm has also bolstered its system of checks and balances by forming a Business Risk Committee. Recently, former U.S. Attorney General William Barr was appointed to the Och-Ziff Board of Directors and chairs the new Committee on Corporate Responsibility and Compliance.
Daniel Och, Chairman and Chief Executive Officer of Och-Ziff, said: “This has been a deeply disappointing episode. This conduct is inconsistent with our core values and not representative of our hundreds of employees worldwide, who are dedicated to serving our clients with the utmost integrity. We have learned from this experience and taken significant steps to strengthen Och-Ziff. We are pleased to bring this matter to a conclusion and remain focused on generating returns in our funds.”

Investor Relations Contact	Media Relations Contact
Tina Madon	Joe Snodgrass
+1-212-719-7381	+1-212-887-4821
tina.madon@ozcap.com	joseph.snodgrass@ozcap.com

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About Och-Ziff
Och-Ziff is one of the largest institutional alternative asset managers in the world, with offices in New York, London, Hong Kong, Mumbai, Beijing, Dubai, Shanghai and Houston. Och-Ziff provides asset management services to investors globally through its multi-strategy funds, dedicated credit funds, including opportunistic credit funds and Institutional Credit Strategies products, real estate funds and other alternative investment vehicles. Och-Ziff seeks to generate consistent, positive, absolute returns across market cycles, with low volatility compared to the broader markets, and with an emphasis on preservation of capital. Och-Ziff’s funds invest across multiple strategies and geographies, consistent with the investment objectives of each fund. The global investment strategies Och-Ziff employs include convertible and derivative arbitrage, corporate credit, long/short equity special situations, merger arbitrage, private investments, real estate and structured credit. As of September 1, 2016, Och-Ziff had approximately $39.2 billion in assets under management. For more information, please visit Och-Ziff’s website (www.ozcap.com).

Investor Relations Contact	Media Relations Contact
Tina Madon	Joe Snodgrass
+1-212-719-7381	+1-212-887-4821
tina.madon@ozcap.com	joseph.snodgrass@ozcap.com

Exhibit A – Preferred Equity Investment Summary Term Sheet

Issuers	OZ Management LP, OZ Advisors LP and OZ Advisors II LP (collectively, the “Issuers” or the “Operating Partnerships”)
Securities	Class A Cumulative Preferred Units representing preferred equity interests in each of the Operating Partnerships (the “Preferred Units”)
Size	Up to $400 million in the aggregate ($250 million on the Initial Closing Date and up to $150 million on the Subsequent Closing Date)
Purchasers	Certain Executive Managing Directors of the Operating Partnerships
Initial Closing Date	The 6th calendar day following the settlement of the SEC and DOJ investigations (collectively, the “Investigation”)
Subsequent Closing Date
The 5th calendar day following the date (on or after January 2, 2017 and on or prior to January 31, 2017) on which each Purchaser shall have received redemption proceeds from Och-Ziff funds in which such Purchaser is an investor in an adequate amount to consummate the purchase

Maturity	Perpetual
Liquidation Preference	$1,000 per Preferred Unit, plus accrued and unpaid distributions, allocated among the Operating Partnerships
Distribution Rate
•    0% prior to February 19, 2020 (the “Step Up Date”)
•    6% from February 19, 2020 through February 18, 2026
•    8% from February 19, 2026 through February 18, 2027
•    9% from February 19, 2027 through February 18, 2028
•    10% from February 19, 2028 and thereafter

Change of Control Event
•    Upon the occurrence of a change of control, the Operating Partnerships will be required to redeem all outstanding Preferred Units
•    Such redemption will not occur until after the earlier of the maturity or termination of the revolving credit facility; however, the distribution rate will increase by 7%, commencing on the 31st day following such change of control until the Operating Partnerships redeem all of the outstanding Preferred Units

Optional Redemption
Redeemable at the Issuers’ option at a price equal to: (i) 105% of the Liquidation Preference until the day immediately prior to the Step Up Date, (ii) 103% of the Liquidation Preference thereafter until the day immediately prior to the first anniversary of the Step Up Date; (iii) 101% of the Liquidation Preference thereafter until the day immediately prior to the second anniversary of the Step Up Date; and (iv) on and thereafter at a price equal to the Liquidation Preference

Mandatory Redemption
•    From after March 31, 2020, 20% of distributions over $100 million (other than tax distributions) for the preceding fiscal year must be used to redeem Preferred Units
•    From and after the Initial Closing Date, if the average closing price of OZM’s Class A Shares for the previous 20 trading days exceeds $15, the Issuers will use their reasonable best efforts to redeem the Preferred Units (subject to lender consent prior to the Step Up Date)

Use of Proceeds	To pay settlement amounts incurred in connection with the Investigation and for working capital and general corporate purposes

Investor Relations Contact	Media Relations Contact
Tina Madon	Joe Snodgrass
+1-212-719-7381	+1-212-887-4821
tina.madon@ozcap.com	joseph.snodgrass@ozcap.com